Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde
Broadgate Consultants
212-232-2222

Saratoga Investment Corp. Announces Fiscal Third

Quarter 2023 Financial Results

NEW YORK, January 10, 2023 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2023 fiscal third quarter, with Net Investment Income (“NII”) per share notably up 30% over the prior quarter and up 84% over the year ago quarter, and Adjusted NII per share up 33% and 45%, respectively, over those same periods. This increase in earnings reflects the positive effects of rising rates on the Company’s asset and credit structure, comprised of income from its largely floating rate assets in contrast to expenses from its largely fixed rate credit liabilities.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of November 30, 2022	For the three months ended and as of August 31, 2022	For the three months ended and as of November 30, 2021
	($ in thousands except per share)
AUM	982,034	954,664	661,793
NAV	335,764	337,213	324,602
NAV per share	28.25	28.27	29.17
Investment Income	26,257	21,853	16,502
Net Investment Income per share	0.83	0.64	0.45
Adjusted Net Investment Income per share	0.77	0.58	0.53
Earnings per share	0.51	0.08	0.73
Dividends per share (declared)	0.68	0.54	0.53
Return on Equity – last twelve months	4.0%	4.8%	14.6%
– annualized quarter	7.1%	1.1%	10.0%
Originations	87,574	140,612	58,572
Repayments	56,917	75,079	66,450

“Saratoga Investment’s 33% sequential quarter increase in Adjusted Net Investment Income per share outpaced its recent record 26% dividend increase as rising interest rates positively impact the Company’s earnings from its asset and liability structure. Importantly, overall portfolio quality remains high as demonstrated by NAV per share remaining essentially flat over the prior quarter,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment.

“Our Adjusted Net Investment Income yield of 10.8% on our portfolio reflects a robust 32% increase over the prior quarter’s 8.2%, driven by Libor trends. Average 3-Month Libor for the recently completed quarter was 3.59%. At the November 30 current quarter-end, the Libor rate of 4.78% was 33% higher than the average for the quarter, implying that the full impact of the rising rate environment is not yet fully reflected in our quarterly reported earnings.”

“In this challenging capital markets environment, access to capital for growth is critical, and Saratoga Investment successfully recently raised more than $100 million in two baby bond offerings and received an important third SBIC license, while continuing to maintain its “BBB+” investment grade rating. During uncertain macro economic times such as these, we continue to focus on balance sheet strength, credit structure, liquidity, and growing our asset base in high quality credits.”

“This quarter, Net Asset Value per share decreased by $0.02 per share, or 0.1% from last quarter, which primarily reflects the volatility being experienced in the broadly syndicated loan market. This was almost fully offset by the positive financial performance of our core portfolio and the overearning of our current dividend. In December, our Board of Directors decided to increase our quarterly dividend level by a record 26% or $0.14 and declared a $0.68 per share dividend for the quarter ended November 30, 2022.”

“We continue to remain prudent and discerning in terms of new commitments in the current environment, something we focused on extensively throughout the quarter. Although our pipeline remains robust with many actionable opportunities, we made no new platform investments this fiscal quarter, with our eighteen follow-on investments made in existing portfolio companies we know well with strong business models and balance sheets. Originations this quarter totaled $88 million invested, with $57 million of repayments, continuing our recent experience of strong net originations. Our credit quality for this quarter remained high at 96% of credits rated in our highest category, with one credit on non-accrual. With 82% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured for future economic conditions and uncertainty.”

“As we navigate through this challenging environment, we remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended November 30, 2022:

As of November 30, 2022, Saratoga Investment’s assets under management (“AUM”) was $982.0 million, an increase of 48.4% from $661.8 million as of November 30, 2021, and an increase of 2.9% from $954.7 million as of August 31, 2022. The quarterly increase consists of $87.6 million in originations, offset by $57.3 million of repayments and amortizations, reflecting both continued strong pace of originations as well as the ongoing lumpy nature of repayments. In addition, during the third quarter the fair value of the portfolio decreased by $3.9 million of net realized losses and unrealized depreciation, driven primarily by the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations of the core portfolio. This decrease included the current pricing, lack of liquidity and volatility in the broadly syndicated loan market that impacted the investments in both the CLO and Joint Venture (“JV”). Saratoga Investment’s portfolio remains strong, with 81.9% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 96.0% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has a fair value that is only 0.5% below its cost basis. This fiscal quarter’s originations include zero investments in new platforms, and eighteen follow-ons in existing portfolio companies, including drawdowns on committed facilities. Since Saratoga Investment took over the management of the BDC, $879 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.4%.

For the quarter ended November 30, 2022, total investment income of $26.3 million increased by $9.8 million, or 59.1%, when compared to $16.5 million for the quarter ended November 30, 2021. This quarter’s investment income was generated from an investment base that has grown by 48.4% since last year, with the AUM increase further assisted by higher interest rates, with the weighted average current coupon on non-CLO BDC investments increasing from 8.8% to 11.7% year-over-year. Total investment income increased by $4.4 million, or 20.2%, when compared to $21.9 million for the quarter ended August 31, 2022, primarily due to the 2.9% increase in AUM quarter-over-quarter, combined with the increase in the current coupon on non-CLO BDC investments from 9.9% to 11.7%, reflecting the current rising rate environment.

As compared to the quarter ended November 30, 2021, adjusted net investment income increased by $3.0 million, or 49.8%, from $6.1 million at November 30, 2021 to $9.1 million at November 30, 2022. The increase in investment income was offset by increased base and incentive management fees from higher AUM and earnings, and increased interest expense resulting from the various new baby bonds and SBA debentures issued during the past year and quarter, with the full benefit of higher rates on AUM not yet fully reflected in interest income. As compared to the quarter ended August 31, 2022, adjusted net investment income increased $2.1 million, or 31.1%, from $7.0 million, reflecting the partial impact of higher AUM and interest rates.

Total expenses for the quarter ended November 30, 2022, excluding interest and debt financing expenses, base management fees and incentive fees and income and excise taxes, was $2.1 million, as compared to $1.2 million for the quarter ended November 30, 2021 and $1.6 million for the quarter ended August 31, 2022. This represented 0.8% of average total assets on an annualized basis, up from 0.6% last year and unchanged from 0.8% last quarter.

Net investment income on a weighted average per share basis was $0.83 for the quarter ended November 30, 2022. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $0.77. This compares to adjusted net investment income per share of $0.53 and $0.58 for the quarters ended November 30, 2021, and August 31, 2022, respectively. The weighted average common shares outstanding this quarter was 11.9 million, as compared to 11.5 million for the quarter ended November 30, 2021, and 12.0 million for the quarter ended August 31, 2022.

Net investment income yield as a percentage of average net asset value (“NII Yield”) was 11.7% for the quarter ended November 30, 2022. Adjusted for the incentive fee accrual related to net capital gains, the NII Yield was 10.8%. In comparison, adjusted NII Yield was 7.3% and 8.2% for the quarters ended November 30, 2021 and August 31, 2022, respectively.

Net Asset Value (“NAV”) was $335.8 million as of November 30, 2022, a decrease of $6.8 million from $342.6 million as of November 30, 2021, and a decrease of $1.4 million from $337.2 million as of August 31, 2022.

•	For the three months ended November 30, 2022, $9.9 million of NII and $0.5 million tax benefit on realized gains, were offset by $0.7 million in net realized loss from investments, $3.2 million of net unrealized depreciation on investments, $0.4 million provision for deferred taxes on unrealized appreciation on equity investments held in tax blockers, and $6.4 million of dividends declared. In addition, $1.2 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), offset by $2.2 million of shares repurchased.

•	During the three months ended November 30, 2022 the Company purchased 94,071 shares of common stock, at the average price of $23.17 for approximately $2.1 million and issued no shares during the quarter.

NAV per share was $28.25 as of November 30, 2022, compared to $29.17 as of November 30, 2021, and $28.27 as of August 31, 2022.

•	For the three months ended November 30, 2022, NAV per share decreased by $0.02 per share, reflecting the $0.83 per share net investment income and $0.02 net accretion from its share repurchase plan and DRIP, offset by the $0.33 per share net realized loss and unrealized depreciation on investments, and the $0.54 per share second quarter dividend paid this quarter.

Return on equity (“ROE”) for the last twelve months ended November 30, 2022 was 4.0%, down from 14.6% for the comparable period last year.

Earnings per share (“EPS”) for the quarter ended November 30, 2022, was $0.51, compared to EPS of $0.73 for the quarter ended November 30, 2021, and $0.08 per share for the quarter ended August 31, 2022.

Investment portfolio activity for the quarter ended November 30, 2022:

•	Cost of investments made during the period: $87.6 million, including eighteen follow-ons and no investments in new portfolio companies.

•	Principal repayments during the period: $56.9 million, including five repayments of existing investments, plus amortization.

Additional Financial Information

For the fiscal quarter ended November 30, 2022, Saratoga Investment reported NII of $9.9 million, or $0.83 on a weighted average per share basis, and net realized and unrealized losses on investments of $3.9 million, or $0.32 on a weighted average per share basis, resulting in a net increase in net assets from operations of $6.0 million, or $0.51 on a weighted average per share basis. The $3.9 million net loss on investments was comprised of $0.7 million in net realized loss on investments, $3.2 million in net unrealized depreciation on investments, and $0.4 million of deferred tax expense on unrealized appreciation on investments, offset by $0.5 million income tax benefit from realized gain on investments.

The $0.7 million net realized loss on investments represents a $1.1 million realized loss on the sale of the Company’s Targus Holdings investment, which is a legacy investment that was originated prior to Saratoga taking on the management of the Company, offset by a $0.4 million realized gain on the sale of the Company’s Ohio Medical equity investment. The $3.2 million net unrealized depreciation primarily reflects (i) the $5.8 million unrealized depreciation on the Company’s CLO and JV equity investments, reflecting the volatility in the broadly syndicated loan market as of quarter-end, and (ii) the $2.6 million unrealized depreciation on the Company’s Pepper Palace investments, primarily reflecting company performance, offset by (i) the $1.5 million unrealized appreciation on the Company’s Vector Controls investment, (ii) the $0.9 million unrealized appreciation on the Company’s Hematerra Technologies investments, (iii) the $1.0 million unrealized appreciation on the Company’s Modern Campus investment, (iv) the $0.5 million unrealized appreciation on the Company’s Chronus investment, and (v) approximately $1.3 million net unrealized appreciation across the remainder of the portfolio, all of the above appreciations primarily reflecting company performance.

This is compared to the fiscal quarter ended November 30, 2021, with NII of $5.2 million, or $0.45 on a weighted average per share basis, net realized and unrealized gains on investments of $3.9 million, or $0.34 on a weighted average per share basis, and realized loss on extinguishments of $0.8 million, or $0.07 on a weighted average per share basis, resulting in a net increase in net assets from operations of $8.3 million, or $0.73 on a weighted average per share basis.

Portfolio and Investment Activity

As of November 30, 2022, the fair value of Saratoga Investment’s portfolio was $982.0 million (excluding $47.0 million in cash and cash equivalents), principally invested in 50 portfolio companies and one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”). The overall portfolio composition consisted of 81.9% of first lien term loans, 2.4% of second lien term loans, 2.1% of unsecured term loans, 4.0% of subordinated notes in CLOs and 9.6% of common equity.

For the fiscal quarter ended November 30, 2022, Saratoga Investment invested $87.6 million in eighteen follow-on investments in existing portfolio companies and had $56.9 million in aggregate amount of five repayments plus amortizations, resulting in net originations of $30.7 million for the quarter.

As of November 30, 2022, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 10.4%, which was comprised of a weighted average current yield of 11.9% on first lien term loans, 7.2% on second lien term loans, 9.8% on unsecured term loans, 7.4% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

On September 29, 2022, the Company announced that it received notification from the Small Business Administration (the “SBA”) that the Company’s application for a third Small Business Investment Company (“SBIC”) license has been approved. The new SBIC license will provide up to $175 million in additional long-term capital in the form of SBA-guaranteed debentures, subject to the issuance of a leverage commitment by the SBA. Under current SBIC regulations, for two or more SBICs under common control, the maximum amount of outstanding SBA debentures cannot exceed $350.0 million with at least $175.0 million in combined regulatory capital.

On September 8, 2022, the Company entered into the Second Supplemental Notes Purchase Agreement (the “Second Supplemental Agreement”) governing the issuance of its 7.00% Notes due 2025 (the “7.00% 2025 Notes”) in the aggregate principal amount of $12.0 million to an institutional investor (the “Purchaser”) in a private placement. The 7.00% 2025 Notes were delivered and paid for on September 8, 2022. Upon the issuance of the 7.00% 2025 Notes, the outstanding aggregate principal amount of the Company’s unsecured notes held by the Purchaser in various private placements collectively, is $27.0 million.

On October 27, 2022, the Company issued $40.0 million in aggregate principal amount of our 8.00% fixed-rate notes due 2027 (the “8.00% 2027 Notes”) for net proceeds of $38.7 million after deducting underwriting commissions of approximately $1.3 million. Offering costs incurred were approximately $0.1 million. On November 10, 2022, the underwriters exercised their option to purchase an additional $6.0 million in aggregate principal amount of its 8.00% unsecured notes due 2027. Net proceeds to the Company on this were $5.8 million after deducting underwriting commissions of approximately $0.2 million. Interest on the 8.00% 2027 Notes is paid quarterly in arrears on February 28, May 31, August 31 and November 30, at a rate of 8.00% per year, beginning February 28, 2023. The 8.00% 2027 Notes mature on October 31, 2027 and commencing October 27, 2024, may be redeemed in whole or in part at any time or from time to time at our option. Financing costs of $1.3 million related to the 8.00% 2027 Notes have been capitalized and are being amortized over the term of the 8.00% 2027 Notes. The 8.00% 2027 Notes are listed on the NYSE under the trading symbol “SAJ” with a par value of $25.00 per share.

As of November 30, 2022, Saratoga Investment had $25.0 million in outstanding borrowings under its $50 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $67.7 million SBA debentures in its SBIC I license outstanding, $175.0 million in SBA debentures in its SBIC II license outstanding, $0.0 million in SBA debentures in its SBIC III license outstanding, $151.5 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, four unlisted issuances of $32.0 million in total, and an aggregate of $47.0 million in cash and cash equivalents.

On December 13, 2022, Saratoga Investment closed on an underwritten public offering of $52.5 million in aggregate principal amount of 8.125% unsecured notes due 2027 (the “Notes”). The Notes will mature on December 31, 2027 and may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after December 13, 2024. The Notes will bear interest at a rate of 8.125% per year payable quarterly on February 28, May 31, August 31, and November 30 of each year, beginning February 28, 2023. On December 21, 2022, the underwriters exercised their option to purchase an additional $7.9 million in aggregate principal amount of its 8.125% unsecured notes due 2027. Net proceeds to the Company on this were $7.6 million after deducting underwriting commissions of approximately $0.3 million. The Notes are listed on the New York Stock Exchange under the trading symbol “SAY” with a par value of $25.00 per share.

With $25.0 million available under the credit facility and $47.0 million of cash and cash equivalents as of November 30, 2022, Saratoga Investment has a total of $72.0 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $107.3 million in undrawn SBA debentures from its recently approved SBIC III license. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II or III funding. Overall outstanding SBIC debentures is limited to $350.0 million across all three SBIC licenses. As of quarter-end, Saratoga Investment had $19.0 million of committed undrawn lending commitments and $58.4 million of discretionary funding commitments.

On July 30, 2021, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $150.0 million of common stock through an ATM offering. As of November 30, 2022, the Company sold 4,840,361 shares for gross proceeds of $124.0 million at an average price of $25.61 for aggregate net proceeds of $122.4 million (net of transaction costs). During the three and nine months ended November 30, 2022, there were no shares sold pursuant to the equity distribution agreement with the Agents.

Dividend

On November 15, 2022, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.68 per share for the fiscal quarter ended November 30, 2022, paid on January 4, 2023, to all stockholders of record at the close of business on December 15, 2022.

The Company previously declared in fiscal 2023 a quarterly dividend of $0.54 per share for the quarter ended August, 31, 2022 and $0.53 per share for the quarter ended May 31, 2022. During fiscal 2022, the Company declared a quarterly dividend of $0.53 per share for the quarters ended February 28, 2022 and November 30, 2021, $0.52 per share for the quarter ended August 31, 2021, $0.44 per share for the quarter ended May 31, 2021 and $0.43 per share for the quarter ended February 28, 2021. During fiscal year 2021, the Company declared a quarterly dividend of $0.42 per share for the quarter ended November 30, 2020, $0.41 per share for the quarter ended August 31, 2020 and $0.40 per share for the quarter ended May 31, 2020.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018 through 2022, this share repurchase plan was extended for another year at the same level of approval. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock, and on January 9, 2023, the Board of Directors increased the share repurchase plan to 1.7 million shares of common stock, extending the plan through January 15, 2024.

During the three months ended November 30, 2022 the Company purchased 94,071 shares of common stock, at the average price of $23.17 for approximately $2.1 million pursuant to the Share Repurchase Plan. During the nine months ended November 30, 2022 the Company purchased 389,598 shares of common stock, at the average price of $24.64 for approximately $9.6 million pursuant to the Share Repurchase Plan.

2023 Fiscal Third Quarter Conference Call/Webcast Information

When:	Wednesday, January 11, 2023 10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q3 2023 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, Saratoga events and presentations. A replay of the webcast will also be available for a limited time at Saratoga events and presentations.

Call: To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns three SBIC-licensed subsidiaries, manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic’s impact on the U.S. and global economy, as well as those described from time-to-time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	November 30, 2022	February 28, 2022
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $776,943,715 and $654,965,044, respectively)	$777,907,062	$668,358,516
Affiliate investments (amortized cost of $90,180,944 and $46,224,927, respectively)	96,051,664	48,234,124
Control investments (amortized cost of $119,358,478 and $95,058,356, respectively)	108,075,326	100,974,715
Total investments at fair value (amortized cost of $986,483,137 and $796,248,327, respectively)	982,034,052	817,567,355
Cash and cash equivalents	5,672,012	47,257,801
Cash and cash equivalents, reserve accounts	41,375,630	5,612,541
Interest receivable (net of reserve of $1,626,140 and $0, respectively)	8,815,596	5,093,561
Due from affiliate (See Note 7)	-	90,968
Management fee receivable	363,815	362,549
Other assets	236,861	254,980
Current tax receivable	467,632	-
Total assets	$1,038,965,598	$876,239,755

LIABILITIES
Revolving credit facility	$25,000,000	$12,500,000
Deferred debt financing costs, revolving credit facility	(846,319)	(1,191,115)
SBA debentures payable	242,660,000	185,000,000
Deferred debt financing costs, SBA debentures payable	(5,560,015)	(4,344,983)
7.00% Notes Payable 2025	12,000,000	-
Discount on 7.00% notes payable 2025	(334,890)	-
Deferred debt financing costs, 7.00% notes payable 2025	(44,030)	-
7.25% Notes Payable 2025	-	43,125,000
Deferred debt financing costs, 7.25% notes payable 2025	-	(1,078,201)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(143,052)	(184,375)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	904,529	1,086,013
Deferred debt financing costs, 4.375% notes payable 2026	(2,760,666)	(3,395,435)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(425,218)	(499,263)
Deferred debt financing costs, 4.35% notes payable 2027	(1,463,434)	(1,722,908)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(362,531)	(416,253)
6.00% Notes Payable 2027	105,500,000	-
Discount on 6.00% notes payable 2027	(167,325)	-
Deferred debt financing costs, 6.00% notes payable 2027	(3,099,317)	-
8.00% Notes Payable 2027	46,000,000	-
Deferred debt financing costs, 8.00% notes payable 2027	(1,693,973)	-
Base management and incentive fees payable	9,556,891	12,947,025
Deferred tax liability	2,139,661	1,249,015
Accounts payable and accrued expenses	1,266,008	799,058
Current income tax payable	26,836	2,820,036
Interest and debt fees payable	4,946,725	2,801,621
Directors fees payable	95,932	70,000
Due to manager	6,186	263,814
Excise tax payable	-	630,183
Total liabilities	703,201,998	520,459,232

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,885,479 and 12,131,350 common shares issued and outstanding, respectively	11,885	12,131
Capital in excess of par value	321,802,386	328,062,246
Total distributable earnings	13,949,329	27,706,146
Total net assets	335,763,600	355,780,523
Total liabilities and net assets	$1,038,965,598	$876,239,755
NET ASSET VALUE PER SHARE	$28.25	$29.33

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	November 30, 2022	November 30, 2021
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$19,549,044	$11,152,851
Affiliate investments	1,914,800	1,055,947
Control investments	1,671,354	1,702,096
Payment-in-kind interest income:
Non-control/Non-affiliate investments	87,130	115,724
Affiliate investments	191,860	-
Control investments	102,720	110,737
Total interest from investments	23,516,908	14,137,355
Interest from cash and cash equivalents	200,258	968
Management fee income	818,254	815,739
Dividend Income	436,941	537,621
Structuring and advisory fee income	553,497	582,500
Other income	731,166	427,921
Total investment income	26,257,024	16,502,104

OPERATING EXPENSES
Interest and debt financing expenses	8,449,900	4,842,900
Base management fees	4,258,821	2,923,676
Incentive management fees expense	1,531,060	2,417,628
Professional fees	558,531	(104,438)
Administrator expenses	818,750	750,000
Insurance	89,187	85,399
Directors fees and expenses	80,000	73,096
General and administrative	525,202	357,727
Income tax expense (benefit)	68,136	(40,519)
Total operating expenses	16,379,587	11,305,469
NET INVESTMENT INCOME	9,877,437	5,196,635

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	(740,434)	2,588,468
Affiliate investments	-	7,328,457
Net realized gain (loss) from investments	(740,434)	9,916,925
Income tax (provision) benefit from realized gain on investments	479,318	(2,447,173)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	2,082,634	3,887,216
Affiliate investments	693,483	(7,412,673)
Control investments	(5,952,325)	(2,517,159)
Net change in unrealized appreciation (depreciation) on investments	(3,176,208)	(6,042,616)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(425,848)	2,480,465
Net realized and unrealized gain (loss) on investments	(3,863,172)	3,907,601
Realized losses on extinguishment of debt	-	(764,123)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$6,014,265	$8,340,113

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.51	$0.73
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,893,173	11,450,861

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the nine months ended
	November 30, 2022	November 30, 2021
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$49,597,660	$33,687,612
Affiliate investments	4,287,449	2,332,967
Control investments	4,731,150	5,616,182
Payment-in-kind interest income:
Non-control/Non-affiliate investments	258,557	1,002,819
Affiliate investments	221,027	-
Control investments	260,161	298,383
Total interest from investments	59,356,004	42,937,963
Interest from cash and cash equivalents	235,410	2,561
Management fee income	2,451,242	2,448,593
Dividend Income	949,758	1,595,119
Structuring and advisory fee income	2,813,311	2,922,625
Other income	983,277	1,852,916
Total investment income	66,789,002	51,759,777

OPERATING EXPENSES
Interest and debt financing expenses	23,243,438	14,367,996
Base management fees	12,164,989	8,684,681
Incentive management fees expense	216,915	9,698,327
Professional fees	1,344,021	863,376
Administrator expenses	2,341,667	2,156,250
Insurance	266,723	258,035
Directors fees and expenses	300,000	265,596
General and administrative	1,492,063	1,301,603
Income tax expense (benefit)	(132,487)	18,082
Total operating expenses	41,237,329	37,613,946
NET INVESTMENT INCOME	25,551,673	14,145,831

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	7,365,913	6,140,073
Affiliate investments	-	7,328,457
Control investments	-	(139,867)
Net realized gain from investments	7,365,913	13,328,663
Income tax (provision) benefit from realized gain on investments	548,568	(2,896,056)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(12,430,125)	11,593,037
Affiliate investments	3,861,523	(1,668,686)
Control investments	(17,199,511)	4,222,150
Net change in unrealized appreciation (depreciation) on investments	(25,768,113)	14,146,501
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(1,017,953)	921,610
Net realized and unrealized gain (loss) on investments	(18,871,585)	25,500,718
Realized losses on extinguishment of debt	(1,204,809)	(2,316,263)
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$5,475,279	$37,330,286

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.46	$3.30
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,989,811	11,312,991

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, (i) adjusted net investment income in fiscal 2023 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAK Notes during the period while the 2027 SAT Notes were already issued and outstanding, and (ii) adjusted net investment income in fiscal 2022 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAF Notes during the call notice period while the 2026 Notes were already issued and outstanding. Both these expenses are directly attributable to the issuance of the 2027 SAT Notes and the subsequent repayment of the 2025 SAK Notes, and the issuance of the 2026 Notes and the subsequent repayment of the 2025 SAF Notes, and are deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and nine months ended November 30, 2022 and November 30, 2021.

	For the Three Months Ended
	November 30, 2022	November 30, 2021

Net Investment Income	$9,877,437	$5,196,635
Changes in accrued capital gains incentive fee expense/(reversal)	(751,307)	894,134
Adjusted net investment income	$9,126,130	$6,090,769

Net investment income yield	11.7%	6.2%
Changes in accrued capital gains incentive fee expense/(reversal)	(0.9)%	1.1%
Adjusted net investment income yield (1)	10.8%	7.3%

Net investment income per share	$0.83	$0.45
Changes in accrued capital gains incentive fee expense/(reversal)	(0.06)	0.08
Adjusted net investment income per share (2)	$0.77	$0.53

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Nine Months Ended
	November 30, 2022	November 30, 2021

Net Investment Income	$25,551,673	$14,145,831
Changes in accrued capital gains incentive fee expense/(reversal)	(3,723,699)	4,927,592
Interest expense on 2025 SAF Notes during call period	-	274,439
Interest expense on 2025 SAK Notes during the period	655,305	-
Adjusted net investment income	$22,483,279	$19,347,862

Net investment income yield	9.9%	5.8%
Changes in accrued capital gains incentive fee expense/(reversal)	(1.4)%	2.1%
Interest expense on 2025 SAF Notes during call period	-	0.1%
Interest expense on 2025 SAK Notes during the period	0.2%	-
Adjusted net investment income yield (1)	8.7%	8.0%

Net investment income per share	$2.13	$1.25
Changes in accrued capital gains incentive fee expense/(reversal)	(0.30)	0.44
Interest expense on 2025 SAF Notes during call period	-	0.02
Interest expense on 2025 SAK Notes during the period	0.05	-
Adjusted net investment income per share (2)	$1.88	$1.71

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.